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                                                                    EXHIBIT 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We have issued our report dated February 6, 2004 (except for Note H, as to which the date is February 13, 2004) accompanying the financial statements and schedule included in the Annual Report of The Sportsman's Guide, Inc. on Form 10-K for the fiscal year ended December 31, 2003. We hereby consent to the incorporation by reference of said report in the Registration Statements of The Sportsman's Guide, Inc. on Forms S-8 (File No. 333-26311, effective May 1, 1997; File No. 333-26313, effective May 1, 1997; File No. 333-26315, effective May 1, 1997; File No. 333-26317, effective May 1,1997; File No. 333-39765, effective
November 7, 1997; and File No. 333-80869, effective June 17, 1999) and on Form S-3 (File No. 333-50369, effective April 17, 1998).



                                          /s/ Grant Thornton LLP
Minneapolis, Minnesota
March 22, 2004